Exhibit 10.1

Effective: November 10, 2016 through 2017 Annual General Meeting

WAVE LIFE SCIENCES LTD.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

A.	Introduction

The Board of Directors (the “Board”) of WAVE Life Sciences Ltd. (the “Company”) has approved the following Non-Employee Director Compensation Policy (this “Policy”), which establishes compensation to be paid to non-employee directors of the Company to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Board.1 This Policy shall be effective as of November 10, 2016 (the “Effective Time”) through the date of the Company’s 2017 annual general meeting of shareholders, at which time the shareholders of the Company will be asked to approve the key parameters of a new or extended version of this Policy. Subject to receipt of shareholder approval, such new or extended policy shall take effect and govern the compensation of Outside Directors (as defined below) until the Company’s next annual general meeting of shareholders and that cycle will continue from annual general meeting to annual general meeting.

B.	Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of the Company or any Affiliate (each, an “Outside Director”). “Affiliate” shall mean a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

C.	Equity Compensation - Share Option Grants

All share amounts set forth herein shall be subject to automatic adjustment in the event of any share split or other recapitalization affecting the Company’s ordinary shares (the “Ordinary Shares”) following the Effective Time.

(1)	Initial Share Option Grants for Newly Appointed or Elected Directors

Each new Outside Director appointed or elected on or after the Effective Time shall be granted a non-qualified share option to purchase 18,000 Ordinary Shares under the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) on the date of his or her initial appointment or election to the Board (an “Initial Share Option Grant”). Initial Share Option Grants shall (i) vest as to 25% on the first anniversary of the grant date and vest as to the remaining 75% on a monthly basis thereafter for the next three years, subject to the Outside Director’s continued service on the Board; provided that such options shall become exercisable in full immediately prior to and contingent upon the closing of a Change of Control of the Company (as defined in the option agreement); (ii) have an exercise price equal to the fair market value of the Ordinary Shares on the grant date; (iii) expire and no longer be exercisable after the five-year anniversary of the grant date; and (iv) contain such other terms and conditions as the Board or the Compensation Committee shall determine.

[1]	This Policy was formulated and approved by the Board within the limits approved by the Company’s shareholders at the 2016 annual general meeting held on August 18, 2016.

(2)	Annual Share Option Grants

On the Effective Date, each Outside Director (other than a new Outside Director who receives an Initial Share Option Grant) shall be granted a non-qualified share option to purchase 9,000 Ordinary Shares under the 2014 Plan (an “Annual Share Option Grant”). In addition, subject to receiving shareholders’ approval at the 2017 annual general meeting, each eligible Outside Director shall be granted an Annual Share Option Grant on the date of the 2017 annual general meeting. Annual Share Option Grants shall (i) vest as to 100% on the first anniversary of the grant date, subject to the Outside Director’s continued service on the Board; provided that such options shall become exercisable in full immediately prior to and contingent upon the closing of a Change of Control of the Company (as defined in the option agreement); (ii) have an exercise price equal to the fair market value of the Ordinary Shares on the grant date; (iii) expire and no longer be exercisable after the five-year anniversary of the grant date; and (iv) contain such other terms and conditions as the Board or the Compensation Committee shall determine.

D.	Cash Compensation

(1)	Annual Cash Fees

The following annual cash fees shall be paid to the Outside Directors serving on the Board and the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as applicable provided that each non-employee director who receives cash fees as a committee member is an independent director pursuant to the definition promulgated by the NASDAQ Stock Market.

Board or Committee of Board	Annual Amount for Chair	Annual Amount for Member
Board	$60,000	$35,000
Audit Committee	$15,000	$7,500
Compensation Committee	$10,000	$5,000
Nominating and Corporate Governance Committee	$8,000	$4,000

(2)	Payment Terms for All Cash Fees

Cash fees payable to Outside Directors shall be paid quarterly in arrears as of the last day of each fiscal quarter commencing on the later of the Effective Time or an Outside Director’s first election or appointment to the Board, prorated from the Effective Time or such Outside Director’s election or appointment date, as applicable. If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash fee on a prorated basis through his or her last day of service.

E.	Expenses

Upon presentation of documented expenses, reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable, documented out-of-pocket business expenses incurred in connection with attending meetings of the Board and Committees thereof, or general meetings of shareholders, or in connection with other business related to the Board.

F.	Amendments

The Compensation Committee or the Board shall review this Policy from time to time to assess whether any changes in the type or amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy, provided, however, that changes to this Policy which require shareholder approval under applicable law shall require such shareholder approval to be obtained before taking effect.